Exhibit 10.27

SUNLINK Healthcare Corp.	900 Circle 75 Parkway, Suite 1300 Atlanta, Georgia 30339 770-933-7000 770-933-7010 Fax www.sunlinkhealth.com

PERSONAL AND CONFIDENTIAL

September 30, 2002

Mr. Jack M. Spurr, Jr.

560 Ann Wilson Road

Sequatchie, TN 37374

Dear Jack:

Please accept this as a formal offer of employment by SunLink Healthcare Corp. (the “Company” or “SunLink”) effective October 1, 2002. As Vice President of Hospital Financial Operations of SunLink you will earn a salary of $8,333.33 per month or $100,000 on an annualized basis. While employed by SunLink you will devote your full working time to your duties as assigned to you by the board of directors of SunLink and/or officers of the Company senior to you. Your salary will be re-evaluated at least annually to determine if any adjustments should be made. In addition to your base salary you will have a target incentive opportunity for the fiscal year ending in June 2003 of up to 40% (forty percent) of your base salary based on criteria determined by the Board of Directors (the “Board”) of SunLink Health Systems, Inc. (the “Corporation”).

You will also be eligible to participate in the Corporation’s stock option program. The amount, terms and timing of all grants under such stock option program will be discussed with you personally and are subject to the approval of the Board.

As an employee you will be able to participate in the Company’s medical/dental/life and disability programs effective January 1, 2003 (after 90 day waiting period). The Company supplements these benefits for your position so there will be no cost to you. For each full year of employment, you will earn vacation leave equal to 15 (fifteen) days, which may be carried over for up to one year in accordance with the Corporation’s vacation policy. You will also be eligible to participate in the Corporation’s 401-k Retirement Plan at the next open enrollment period following a 90-day waiting period (January 1, 2003). The Company currently has a discretionary match of 50 cents per dollar for each dollar contributed by you to the Plan of up to a maximum of 6% of your annual earnings.

Jack M. Spurr, Jr. - Employment Letter

September 30, 2002

The Company’s relocation program will also be extended to you after your acceptance and signing of the attached Repayment Agreement (Exhibit A). The program covers the following:

•	Cost of a full service move of household goods, excluding items of little value in proportion to the cost of moving.
•

A lump sum payment to cover all other costs including temporary living, closing costs, pre-move travel, and house hunting equal to one month’s salary. Taxes will be withheld and you will be responsible for proper reporting of relocation expenses on your income tax returns.

In consideration of the Company entering into this employment agreement, you agree to Non-Disclosure, No Denigration and Non-Competition undertakings with SunLink and SunLink Health Systems, Inc. substantially as provided in the attached Exhibit B.

Jack, we are all excited about you joining SunLink Healthcare.

SUNLINK HEALTHCARE CORP.

By:	/s/ Joseph T. Morris	Date:	9-30-02
Joseph T. “Pete” Morris
President and CFO

ACCEPTED:

By:	/s/ Jack M. Spurr, Jr.	Date:	9-30-02
Jack M. Spurr, Jr.